Exhibit 10.31

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and effective as of the date specified in Schedule I hereto (the “Grant Date”), by and between the issuer specified in Schedule I hereto (the “Company”) and you.

The Company has adopted the incentive plan that governs the Options specified in Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and, by this reference, made a part hereof.  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to grant you an Award of Options, subject to the conditions and restrictions set forth in this Agreement and in the Plan, in order to provide you with additional remuneration for services rendered, to encourage you to remain in service to the Company and to increase your personal interest in the continued success and progress of the Company.

The Company and you therefore agree as follows:

1.Definitions.  The following terms, when used in this Agreement, have the following meanings, except as otherwise defined in Schedule I hereto:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Business Day” means any day on which stock exchanges in the United States are open for trading.

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Close of Business” means, on any day, 4:00 p.m., New York, New York time.

“Common Stock” has the meaning specified in Schedule I hereto.

“Company” has the meaning specified in the preamble to this Agreement.

“Disability” has the meaning specified as “Disability” in Section 2.1 of the Plan.

“Exercise Notice” has the meaning specified in Section 4(i)(1) (Manner of Exercise).

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Nonemployee Director” has the meaning specified in the Plan.

“Option(s)” has the meaning specified in Section 2 (Award).

“Option Exercise Price” means, with respect to each type of Common Stock for which Options are granted hereunder, the amount specified in Schedule I hereto as the Option Exercise Price for such Common Stock.

“Option Termination Date” has the meaning specified in Schedule I hereto.

“Plan” has the meaning specified in the preamble to this Agreement.

“Plan Administrator” has the meaning specified in Section 12 (Plan Administrator).

“Section 409A” has the meaning specified in Section 27 (Code Section 409A).

“Service Termination Date” means the date of termination of your service as a Nonemployee Director.

“Tax-Related Items” has the meaning specified in Section 5 (Taxes and Withholding).

2.Award.  In consideration of your covenants and promises herein, the Company hereby awards to you as of the Grant Date nonqualified Options to purchase from the Company at the applicable Option Exercise Price the number and type of shares of Common Stock authorized by the Plan Administrator and set forth in the notice of online grant delivered to you pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Options”).
3.Vesting.  Unless otherwise determined by the Plan Administrator in its sole discretion, the Options will vest and become exercisable in accordance with the General Vesting provisions specified in Schedule I hereto, subject to your continuous service as a Nonemployee Director with the Company from the Grant Date through the applicable vesting dates.  Notwithstanding the foregoing, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto:
(a)Termination for any Reason Other than Disability or Death.  All unvested Options will be forfeited on the Service Termination Date if your service as a Nonemployee Director terminates for any reason other than by reason of your Disability (when Cause does not then exist) or your death.
(b)Disability and Death. All Options will vest and become exercisable on the Service Termination Date if (i) your service as a Nonemployee Director terminates by reason of your Disability (when Cause does not then exist) or (ii) you die while serving as a Nonemployee Director.
(c)Approved Transaction, Board Change or Control Purchase.  The Options may become vested and exercisable in accordance with Section 10.1(b) of the Plan in the event of an Approved Transaction, Board Change or Control Purchase following the Grant Date.
4.Manner of Exercise.  You may exercise the Options that vest and become exercisable, in whole or in part, at any time and from time to time, except as otherwise provided herein.  Options will be considered exercised (as to the number and type of Options specified in the Exercise Notice defined below in subclause (i)(1) of this Section 4) on the latest of (a) the date of exercise designated in the Exercise Notice, (b) if the date so designated is not a Business Day, the first Business Day following such date or (c) the earliest Business Day by which:
(i)the Company has received all of the following:

(1)written or electronic notice, in such form as the Plan Administrator may require, containing such representations and warranties as the Plan Administrator may require and designating, among other things, the date of exercise and the number and type of shares of Common Stock to be purchased by exercise of the Options (the “Exercise Notice”);
(2)payment of the applicable Option Exercise Price for each share of Common Stock to be purchased by exercise in any (or a combination) of the following forms: (A) cash, (B) check, or (C) at the option of the Company, the delivery of irrevocable instructions via the Company’s online grant and administration program for the Company to withhold the number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) required to pay such Option Exercise Price (and, if applicable, the Tax-Related Items as described in Section 5 (Taxes and Withholding)) that would otherwise be delivered by the Company to you upon exercise of the Options; and
(3)any other documentation that the Plan Administrator may reasonably require; and
(ii)you have satisfied any other conditions established or adopted by the Plan Administrator from time to time, as contemplated by Section 3.3 of the Plan, with respect to the exercise of Options.
5.Taxes and Withholding. If the Plan Administrator determines in its sole discretion it is necessary or appropriate to collect national, federal, state or other local or governmental taxes or social security costs and charges or similar contributions (wheresoever arising), you acknowledge and agree that the Company may deduct from the shares of Common Stock otherwise payable or deliverable upon exercise of any Options that number of shares of the applicable Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) that is equal to the amount of any such national, federal, state or other local or governmental taxes or social security costs and charges or similar contributions (wheresoever arising) determined by the Plan Administrator as necessary or appropriate to be withheld by the Company or any Subsidiary of the Company upon such exercise (the “Tax-Related Items”), unless provisions to pay such Tax-Related Items have been made to the satisfaction of the Company.  For the avoidance of doubt, the Company may allow for tax withholding in respect of the exercise of any Options up to the maximum withholding rate applicable to you. Notwithstanding the foregoing, regardless of any action the Company may take with respect to the foregoing, you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility.
6.Payment or Delivery by the Company.  As soon as practicable after receipt of all items referred to in Section 4 (Manner of Exercise), subject to (a) if determined necessary or appropriate by the Plan Administrator in its sole discretion, the withholding referred to in Section 5 (Taxes and Withholding), (b) Section 11 (Right of Offset), and (c) Section 16 (Amendment), and except as otherwise provided herein as may be determined by the Plan Administrator, the Company will cause to be issued and transferred to a brokerage account, or registered through the Company’s stock transfer agent for your benefit, book-entry transfers registered in your name for that number and type of shares of Common Stock purchased by exercise of the Options.  Any delivery of securities will be deemed effected for all purposes when (i) in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates the transfer of such securities to a brokerage account through the Company’s stock transfer agent for your benefit or (ii) the Plan Administrator has made or caused to be made such other arrangements for the delivery of such securities as the Plan Administrator deems reasonable.  Securities representing Common Stock purchased by exercise of the Options may be registered only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Options have been transferred in accordance with Section 10.6 of the Plan and Section 8 below (Nontransferability).
7.Expiration.  The Options will terminate automatically and without further notice on the Option Termination Date or, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto, effective as of the following times, if earlier:
(a)Unvested Options.  With respect to those Options which are then unexercisable (after taking into account any applicable accelerated or continued vesting treatment), the Close of Business on the Service Termination Date.
(b)Vested Options – Termination of Service for any Reason other than for Cause.  With respect to those Options which are then exercisable (after taking into account any applicable accelerated or continued vesting treatment), in the event of your termination of service as a Nonemployee Director for any reason other than for Cause, at the Close of Business on the last day of the one-year period beginning on the Service Termination Date; provided, however, that if you die during such period, such Options will terminate at the Close of Business on the last day of the one-year period beginning on the date of your death.
(c)Termination for Cause. With respect to all your then outstanding Options, whether exercisable or unexercisable, the date upon which your service as a Nonemployee Director is terminated for Cause.

Notwithstanding any period of time referenced in this Section 7 or Schedule I hereto or any other provision of this Agreement that may be construed to the contrary, the Options will in any event terminate at the Close of Business on the Option Termination Date.  Notwithstanding anything herein or the Plan to the contrary, if the Options would otherwise expire when trading in the Common Stock is prohibited by law or the Company’s insider trading policy pursuant to an event-specific occurrence (as determined by the Company), then the Options shall instead expire on the 30th day after the expiration of such prohibition.

8.Nontransferability.  Options are not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case.  Any person to whom Options are transferred in accordance with the provisions of the preceding sentence shall take such Options subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you.  Options are exercisable only by you (or, during your lifetime, by your court appointed legal representative) or a person to whom the Options have been transferred in accordance with this Section 8 and Section 10.6 of the Plan.

9.No Stockholder Rights.  Prior to the exercise of Options in accordance with the terms and conditions set forth in this Agreement, you will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by the Options, nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.16 of the Plan.
10.Adjustments. The Options will be subject to adjustment (including, without limitation, as to the Option Exercise Price) in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
11.Right of Offset.  You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary.
12.Plan Administrator.  For purposes of this Agreement, the term “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any different committee appointed by the Board of Directors as described more fully in Section 3.1 of the Plan; provided, however, that the Board of Directors of the Company shall have the same powers as the Compensation Committee with respect to the Options and may exercise such powers in lieu of action by the Compensation Committee.
13.Restrictions Imposed by Law.  Without limiting the generality of Section 10.8 of the Plan, you will not exercise the Options, and the Company will not be obligated to make any cash payment or issue or cause to be issued any shares of Common Stock, if counsel to the Company determines that such exercise, payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted.  The Company will in no event be obligated to take any affirmative action in order to cause the exercise of the Options or the resulting payment of cash or issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.  Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
14.Tax Representations.  You hereby acknowledge that the Company has advised you that you should consult with your own tax advisors regarding the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. You hereby represent to the Company that you are not relying on any statements or representations of the Company, its Affiliates or any of their respective agents with respect to the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. If, in connection with the Award, the Plan Administrator determines in its sole discretion it is necessary or appropriate to withhold any amounts by reason of any national, federal, state and other local or governmental tax or social security costs and charges or similar contributions (wheresoever arising), such withholding shall be effected in accordance with Section 10.9 of the Plan and Section 5 (Taxes and Withholding).

15.Notice.  Unless the Company notifies you in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto.  Any notice or other communication to you with respect to this Agreement will be provided to you electronically pursuant to the online grant and administration program or via email, unless the Company elects to notify you  in writing, which will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from you of a change of address.
16.Amendment.  Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan.  Without limiting the generality of the foregoing, without your consent:
(a)this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby (other than if immaterial) or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Options granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Options (other than if immaterial) to the extent then exercisable.
17.Status as a Nonemployee Director.  Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, will confer or be construed to confer on you any right to continue as a Nonemployee Director or interfere in any way with the right of the Board of Directors or the Company’s stockholders to terminate your service at any time, with or without Cause, subject to the charter and bylaws of the Company, as the same may be in effect from time to time.
18.Nonalienation of Benefits.  Except as provided in Section 8 (Nontransferability) and Section 11 (Right of Offset), (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.
19.No Effect on Other Benefits.  Any payments made pursuant to this Agreement will not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company or a Subsidiary unless expressly provided for in such employee benefit plan, program, agreement, or arrangement.
20.Governing Law; Venue.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
21.Waiver.  No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.
22.Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
23.Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules attached hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.  All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
24.Rules by Plan Administrator.  The Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations it deems consistent with the terms of the Plan and as necessary or advisable in its operation and administration of the Plan and this Award.  You acknowledge and agree that your rights and the obligations of the Company hereunder, including with respect to any exercise of the Options, will be subject to any further conditions and such reasonable rules and regulations as the Plan Administrator may adopt from time to time.
25.Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the Award.  You and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between you and the Company regarding the Award.  Subject to the restrictions set forth in Sections 8 (Nontransferability) and 18 (Nonalienation of Benefits), this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
26.Acknowledgment.  You will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.  By your electronic acknowledgment of the Options, you are acknowledging the terms and conditions of the Award set forth in this Agreement as though you and the Company had signed an original copy of the Agreement.
27.Code Section 409A.  The Awards made hereunder are intended to be “stock rights” exempt from Section 409A and this Agreement shall be interpreted and administered accordingly. Notwithstanding the foregoing, to the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to you in connection with the Award, this Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A and each payment under this Agreement shall be treated as a separate payment under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the Award or the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award or the Plan.  If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company or any of its Affiliate for payment of any such tax, penalty or interest imposed by Section 409A.
28.Additional Conditions and Restrictions.  You may be subject to additional conditions and restrictions.  If a Schedule II is attached hereto, the additional conditions and restrictions specified therein are considered part of this Agreement.
29.Administrative Blackouts.  In addition to its other powers under the Plan, the Plan Administrator has the authority to suspend (a) the exercise of Options and (b) any other transactions under the Plan as it deems necessary or appropriate for administrative reasons.
30.Stock Ownership Guidelines.  This Award may be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.
31.Company Information.  You can access the Company’s most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission on the Company’s website specified in Schedule I hereto.  Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its Common Stock.

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Schedule I

to

Nonqualified Stock Option Agreement

[Insert Grant Code]

Grant Date:	[____________]
Issuer/Company:	Liberty TripAdvisor Holdings, Inc., a Delaware corporation
Plan:	Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan, as amended from time to time
Common Stock:	Liberty TripAdvisor Holdings, Inc. Series A Common Stock (“LTRPA Common Stock”)
Option Termination Date:	[____________]
Option Exercise Price:	LTRPA Common Stock:$[______]
General Vesting Schedule:

Subject to your continuous service as a Nonemployee Director with the Company from the Grant Date through the following vesting date, 100% of the Options will vest and become exercisable on [___________].

Company Notice Address:	Liberty TripAdvisor Holdings, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer
Company Website:	www.libertytripadvisor.com
Plan Access:	You can access the Plan via the link at the end of the Agreement or by contacting Liberty TripAdvisor Holdings, Inc.’s Legal Department.